Exhibit 99.1

DRIL-QUIP, INC. ANNOUNCES FIRST QUARTER 2021 RESULTS

HOUSTON, April 29, 2021 — Dril-Quip, Inc. (NYSE: DRQ), (the “Company” or “Dril-Quip”) today reported operational and financial results for the first quarter of 2021.

Key highlights for the first quarter of 2021 included:

•	Delivered revenue of $81.2 million for the first quarter of 2021;

•

Reported a net loss of $34.4 million, or a $0.97 loss per share, driven primarily by $25.0 million of impairments, restructuring and other charges predominantly related to the downhole tools product line;

•	First quarter net cash provided by operating activities of $13.1 million and free cash flow of $10.6 million, or 13.0% of revenue, inclusive of $2.5 million of capital expenditures;

•	Booked $56.6 million of new product orders during the first quarter of 2021 resulting in quarter end backlog up $1 million from December 31, 2020 to $197 million;

•	Generated adjusted EBITDA of $8.0 million, or 9.9% of revenue;

•	Recorded highest revenue quarter in downhole tools product line since the acquisition in the fourth quarter of 2016.

Blake DeBerry, Dril-Quip’s Chief Executive Officer, commented, “Our first quarter results give us cautious optimism that the signs of a recovery are beginning to take form, and we are encouraged by our bookings in the quarter which came in on the higher end of our expected $40 million to $60 million range. We were able to maintain or improve our financial performance in several key metrics. Our gross margins saw improvement during the quarter and were helped by the full impact of our cost actions from 2020. We also executed on further productivity gains that helped lead to flat adjusted EBITDA margins quarter over quarter. Finally, we were able to resume positive cash from operating activities and free cash flow of approximately $11 million. As we have previously stated, profitability and free cash flow remain a top priority, and we will continue to focus on improving working capital throughout the year to reach our free cash flow targets.”

“We continue to see the benefits of the strategic growth pillars outlined late last year. Included in our bookings was a contract award for two of our HXT™ tree systems combined with Proserv’s controls for an operator in the U.S. Gulf of Mexico. This award serves as an example of how our development of subsea trees, and our collaboration with Proserv can add value to both parties and our customers through the delivery of best-in-class solutions. We believe that future collaborations with peers in the industry have the potential to show similar success and we continue to engage in conversations to execute on these arrangements. Also, we successfully installed the first serial numbered Big Bore™ IIe wellhead in the U.S. Gulf of Mexico. This latest generation of the Big Bore™ wellhead, which has garnered significant customer interest, is highly flexible to meet the demands of high temperature, high pressure wells. It is one element of our emerging ‘e-Series’ technologies product suite and works together to reduce rig time and materials while mitigating operational risk and reducing our customer’s carbon footprint. We did also see significant benefits from our recently reorganized downhole tools business. Our streamlined operating model, introduction of new technology and modified go-to-market strategy led to the product line recording its highest revenue quarter since the acquisition in late 2016. This product line is a key growth pillar for Dril-Quip, and we are pleased with the results we are seeing in the early part of 2021.”

“In addition to these growth pillar milestones, in a recent survey from EnergyPoint research, we ranked second in terms of total customer satisfaction for the Oilfield Product Suppliers category. Being recognized as the preferred supplier for subsea wellheads and trees as well as risers and flexible joints is a testament to the hard work of our employees in meeting the needs of our customers. I want to thank our customers for their continued confidence in Dril-Quip and our employees for their commitment to customer service. Although we are seeing improving trends in the market, we still face challenges with the timing and predictability of customer deliveries and installations. The winter storm in Texas during the quarter presented difficulties for our Houston operations and our employees in the region. As always, our employees responded to these challenges by personally helping their fellow employees with both food and supplies. Our employees also performed commendably and made up for most of the lost time during the quarter which minimized the revenue impact and progress made on customer orders.”

“As we progress through 2021, market conditions are beginning to show signs of a recovery. The impacts from the global pandemic are starting to abate, and as oil and gas demand strengthens, we are encouraged that we could see further improvement in product bookings and service demand during 2021. Dril-Quip will remain focused on providing first class products and services to our customers, preserving our strong balance sheet and generating positive free cash flow while continuing to respond to the ever-changing needs of the market.”

In conjunction with today’s release, the Company posted a new investor presentation entitled “First Quarter 2021 Supplemental Earnings Information” to its website, www.dril-quip.com, on the “Events & Presentations” page under the Investors tab. Investors should note that Dril-Quip announces material financial information in Securities and Exchange Commission (“SEC”) filings, press releases and public conference calls. Dril-Quip may use the Investors section of its website (www.dril-quip.com) to communicate with investors. It is possible that the financial and other information posted there could be deemed to be material information. Information on Dril-Quip’s website is not part of this release.

Operational and Financial Results

Revenue, Cost of Sales and Gross Operating Margin

Consolidated revenue for the first quarter of 2021 was $81.2 million, down $6.0 million from the fourth quarter of 2020 and down $14.8 million compared to the first quarter of 2020. The sequential decline was primarily a result of lower subsea product volumes in the Eastern Hemisphere, partially offset by higher downhole tools product and service revenues. The decrease in revenue year-over-year was driven by lower subsea product and aftermarket service volumes across most regions due to delivery and project delays, partially offset by product and service growth in the downhole tools business in the Middle East and Latin America.

Cost of sales for the first quarter of 2021 was $56.8 million, a decrease of $7.3 million from the fourth quarter of 2020 and a decrease of $14.6 million compared to the prior year. Gross operating margin for the first quarter of 2021 was 30.1%, an increase from 26.5% in the fourth quarter of 2020 and an increase from 25.6% in the first quarter of 2020. The increase in gross margins compared to both periods was mostly attributed to savings from business transformation cost savings actions executed in 2020, partially offset by costs related to the winter storm shut down in the Houston manufacturing facility and a decrease in higher margin service contribution.

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expenses for the first quarter of 2021 were $29.6 million, an increase of $3.3 million compared to the fourth quarter of 2020 and $4.9 million higher than the first quarter of 2020. The sequential increase in SG&A was driven by increased payroll taxes with the expiration of COVID-19 payroll tax deferment relief, reinstatement of incentive compensation and charges related to an importation tax settlement under a recently introduced Brazilian tax amnesty program. The year-over-year increase in SG&A is primarily attributed to the forementioned settlement and increased legal expenses related to an ongoing matter. The Company expects the legal expenses related to this matter will conclude in 2021. Engineering and product development expenses were flat sequentially at $4.0 million and $1.5 million lower than the first quarter of 2020 due to completion of investments related to the subsea production systems product line.

Net Loss, Adjusted EBITDA and Free Cash Flow

For the first quarter of 2021, the Company reported a net loss of $34.4 million, or a $0.97 loss per share, driven by $25.0 million of restructuring and other charges. These charges were primarily related to the restructuring of our downhole tools business where we are exiting certain underperforming countries and markets and shifting from manufacturing in-house to a vendor sourcing model and included non-cash inventory write downs of $19.3 million. Adjusted EBITDA totaled $8.0 million for the first quarter of 2021 compared to $9.0 for the fourth quarter of 2020, representing decremental margins of 16.7% quarter over quarter. Adjusted EBITDA for the first quarter of 2021 was also up $1.6 million compared to the first quarter of 2020. The increase in adjusted EBITDA sequentially and year-over-year can be mostly attributed to higher gross margins from favorable revenue mix and lower costs associated with 2020 business transformation actions and productivity gains.

Net cash provided by operations was $13.1 million and free cash flow was $10.6 million, or 13.0% of revenue, for the first quarter of 2021. This increase from the previous quarter was primarily driven by an improvement in the collection of receivables due to continued focus on global cash collections and timing of outflows from extended payment terms with certain vendors, partially offset by increased finished goods inventory. The Company also experienced seasonal related increases in cash tax payments and cash legal expenses related to an ongoing legal matter which amounted to approximately $6.9 million in higher cash outflows in the first quarter of 2021 compared to the fourth quarter of 2020. Capital expenditures in the first quarter of 2021 were approximately $2.5 million, compared to $1.7 million in the fourth quarter of 2020. The sequential increase in capital expenditures is primarily associated with rental tools to support current and recently developed products and machinery and equipment related to consolidation of manufacturing facilities.

Cost Saving Initiatives and Liquidity

In the first quarter of 2021, the Company announced its plans to target productivity gains of approximately $10 million in annualized savings, of which approximately $5 million is expected to be realized in 2021. The majority of these planned gains relate to the further refinement of our manufacturing and supply chain operations as part of the Company’s LEAN journey. The Company executed an estimated $2.5 million of these annualized savings during the first quarter of 2021.

Dril-Quip’s cash on hand as of March 31, 2021 was $362.2 million, which, together with amounts available under the asset-based lending (ABL) facility, resulted in approximately $397.6 million of available liquidity. This solid liquidity position, combined with a debt-free balance sheet, provides both financial and operational flexibility to navigate unpredictable market conditions, invest in technology and remain viable to deliver customer products and services throughout industry cycles. The Company also intends to use its financial strength to pursue strategic acquisitions and collaborations that differentiate its products offerings and customer base.

About Dril-Quip

Dril-Quip is a leading manufacturer of highly engineered drilling and production equipment for use onshore and offshore, which is particularly well suited for use in deep-water, harsh environments and severe service applications.

Forward-Looking Statements

Statements contained herein relating to future operations and financial results that are forward-looking statements, including those related to the effects of COVID-19 pandemic, market conditions, anticipated project bookings, expected timing of completing the strategic restructuring, anticipated timing of delivery of new orders, anticipated revenues, costs, cost synergies and savings, possible acquisitions, new product offerings and related revenues, share repurchases and expectations regarding operating results, are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the impact of the ongoing COVID-19 pandemic, the effects of actions taken by third parties, including, but not limited to, governmental authorities, customers, contractors and suppliers, in response to the ongoing COVID-19 pandemic, the impact of actions taken by the Organization of Petroleum Exporting Countries (OPEC) and non-OPEC nations to adjust their production levels, the general volatility of oil and natural gas prices and cyclicality of the oil and gas industry, declines in investor and lender sentiment with respect to, and new capital investments in, the oil and gas industry, project terminations, suspensions or scope adjustments to contracts, uncertainties regarding the effects of new governmental regulations, the Company’s international operations, operating risks, the impact of our customers and the global energy sector shifting some of their asset allocation from fossil-fuel production to renewable energy resources, and other factors detailed in the Company’s public filings with the SEC. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Non-GAAP Financial Information

Adjusted Net Income (Loss), Adjusted Diluted EPS, Free Cash Flow and Adjusted EBITDA are non-GAAP measures.

Adjusted Net Income (Loss) and Adjusted Diluted EPS are defined as net income (loss) and earnings per share, respectively, excluding the impact of foreign currency gains or losses as well as other significant non-cash items and certain charges and credits.

Free Cash Flow is defined as net cash provided by operating activities less net cash used in the purchase of property, plant and equipment.

Adjusted EBITDA is defined as net income excluding income taxes, interest income and expense, depreciation and amortization expense, non-cash gains or losses from foreign currency exchange rate changes as well as other significant non-cash items and other adjustments for certain charges and credits.

The Company believes that these non-GAAP measures enable it to evaluate and compare more effectively the results of our operations period over period and identify operating trends by removing the effect of its capital structure from its operating structure. In addition, the Company believes that these measures are supplemental measurement tools used by analysts and investors to help evaluate overall operating performance, ability to pursue and service possible debt opportunities and make future capital expenditures. Adjusted Net Income (Loss), Adjusted EBITDA and Free Cash Flow do not represent funds available for our discretionary use and are not intended to represent or to be used as a substitute for net income or net cash provided by operating activities, as measured under U.S. generally accepted accounting principles (“GAAP”).

See “Unaudited Non-GAAP Financial Measures” below for additional information concerning non-GAAP financial information, including a reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP. Non-GAAP financial information supplements and should be read together with, and is not an alternative or substitute for, the Company’s financial results reported in accordance with GAAP. Because non-GAAP financial information is not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures.

Investor Relations Contact

Blake Holcomb, Director of Investor Relations and Corporate Planning

(713) 939-7711

Blake_Holcomb@dril-quip.com

Dril-Quip, Inc.

Comparative Condensed Consolidated Income Statement

(Unaudited)

	Three months ended
	March 31, 2021	December 31, 2020	March 31, 2020
	(In thousands, except per share data)
Revenues:
Products	$55,583	$61,692	$67,558
Services	17,667	18,235	18,814
Leasing	7,989	7,307	9,626

Total revenues	81,239	87,234	95,998
Costs and expenses:
Cost of sales	56,787	64,136	71,414
Selling, general and administrative	29,558	26,235	24,658
Engineering and product development	4,037	4,038	5,525
Impairment	—	—	7,719
Restructuring and other charges	25,020	478	32,713
Gain on sale of assets	(3,955)	(49)	(467)
Foreign currency transaction (gains) and losses	1,374	4,024	(3,242)

Total costs and expenses	112,821	98,862	138,320
Operating loss	(31,582)	(11,628)	(42,322)
Interest income	49	83	1,206
Interest expense	(439)	(83)	(191)
Income tax provision (benefit)	2,386	(374)	(21,609)

Net loss	$(34,358)	$(11,254)	$(19,698)

Loss per share
Basic	$(0.97)	$(0.33)	$(0.55)

Diluted	$(0.97)	$(0.33)	$(0.55)

Depreciation and amortization	$7,416	$7,668	$8,873

Capital expenditures	$(2,513)	$1,700	$4,187

Weighted Average Shares Outstanding
Basic	35,385	35,276	35,695
Diluted	35,385	35,276	35,695

Dril-Quip, Inc.

Comparative Condensed Consolidated Balance Sheets

(Unaudited)

	March 31, 2021	December 31, 2020
	(In thousands)
Assets:
Cash and cash equivalents	$362,213	$345,955
Other current assets	482,508	517,238
PP&E, net	231,385	234,823
Other assets	50,725	53,156

Total assets	$1,126,831	$1,151,172

Liabilities and Equity:
Current liabilities	$95,307	$85,512
Deferred Income taxes	6,934	6,779
Other long-term liabilities	16,324	17,353

Total liabilities	118,565	109,644

Total stockholders equity	1,008,266	1,041,528

Total liabilities and equity	$1,126,831	$1,151,172

Dril-Quip, Inc.

Reconciliation of Net Income (Loss) to Adjusted Net Income and Adjusted Diluted Earnings per Share

and Adjusted Diluted Earnings per Share

Adjusted Net Income and EPS:	Three months ended
	March 31, 2021		December 31, 2020		March 31, 2020
	Effect on net income (after-tax)	Impact on diluted earnings per share	Effect on net income (after-tax)	Impact on diluted earnings per share	Effect on net income (after-tax)	Impact on diluted earnings per share
	(In thousands, except per share amounts)
Net loss	$(34,358)	$(0.97)	$(11,254)	$(0.33)	$(19,698)	$(0.55)
Adjustments (after tax):
Reverse the effect of foreign currency	1,085	0.03	3,179	0.09	(2,561)	(0.07)
Add back impairment and other charges	—	—	—	—	6,098	0.17
Restructuring costs, including severance	19,766	0.56	4,407	0.12	25,843	0.72
Gain on sale of assets	(3,124)	(0.09)	(39)	—	(369)	(0.01)

Adjusted net income (loss)	$(16,631)	$(0.47)	$(3,707)	$(0.12)	$9,313	$0.26

Dril-Quip, Inc.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

Adjusted EBITDA:	Three months ended
	March 31, 2021	December 31, 2020	March 31, 2020
		(In thousands)
Net loss	$(34,358)	$(11,254)	$(19,698)
Add:
Interest (income) expense, net	390	—	(1,015)
Income tax provision (benefit)	2,386	(374)	(21,609)
Depreciation and amortization expense	7,416	7,668	8,873
Impairments	—	—	7,719
Restructuring costs, including severance	29,820	5,578	32,713
Gain on sale of assets	(3,955)	(49)	(467)
Foreign currency transaction (gains) and losses	1,374	4,024	(3,242)
Stock compensation expense	3,186	3,453	3,176
Brazilian amnesty settlement	1,787	—	—

Adjusted EBITDA	$8,046	$9,046	$6,450

Dril-Quip, Inc.

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

Free Cash Flow:	Three months ended
	March 31, 2021	December 31, 2020	March 31, 2020
		(In thousands)
Net cash provided (used in) by operating activities	$13,072	$(16,786)	$(21,237)
Less:
Purchase of property, plant and equipment	(2,513)	(1,700)	(4,187)

Free cash flow	$10,559	$(18,486)	$(25,424)